Exhibit 5.1
August 10, 2005
Natural Resource Partners, L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by FRC-WPP NRP Investment L.P. (the “Selling Unitholder”) of 4,200,000 subordinated units (plus an additional 596,920 subordinated units that may be purchased at the option of the underwriters) representing limited partner interests in the Partnership (the “Units”). The Units have been registered under a registration statement on Form S-3 (No. 333-126186), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated August 2, 2005 (the “Prospectus”) contained therein, and the prospectus supplement dated August 9, 2005 (the “Prospectus Supplement”) thereto. The Units are being offered and sold by the Selling Unitholder in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Partnership, certain affiliates of the Partnership, the Selling Unitholder and the underwriters of such offering.
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) the Prospectus and the Prospectus Supplement; (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 17, 2002, as amended by Amendment Nos. 1 and 2 (the “Partnership Agreement”); (iv) the Underwriting Agreement and (v) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     Based upon and subject to the foregoing, we are of the opinion that when the Units have been delivered in accordance with terms of the Underwriting Agreement against payment therefor, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.).
     The opinions expressed herein are qualified in the following respects:

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A.	We have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.
B.	These opinions are limited in all respects to the federal laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.